TAYLOR
ECONOMIC DEVELOPMENT CORPORATION

**LETTER OF AGREEMENT**

December 21, 2012

Kenneth Brimmer
CEO
HDI Plastics, Inc.
10501 Wayzata Blvd.
Suite 102
Minnetonka, MN 55305

Rodney D. Frazier
President
Southern Mattress Company of Texas, Inc.
601 W. 2nd Street
Taylor, TX 76574

Dear Mr. Brimmer:

The Taylor Economic Development Corporation (Taylor EDC) Board of Directors has reviewed your application for assistance. The Board agrees that your business is a positive addition to the Taylor community, and that we can work well together to establish a long-term, mutually beneficial relationship.

I. **Description of Assistance.** We are happy to inform you that, subject to the terms of this letter, Taylor EDC has agreed to assist HDI, Plastics, Inc. and Southern Mattress Company of Texas, Inc. (collectively "Companies") by providing financial assistance in the form of a forgivable loan with a value not to exceed $140,000.00.

II. **Purpose.** The purpose of the aforementioned forgivable loan is to assist Companies with the construction of building improvements; e.g., electrical system upgrade, relocation of the loading docks to the rear of the building, changing locks, fire suppressor system, etc.

III. **Forgivable Loan.** The forgivable loan will convert to a grant in ten (10) years and will not have to be repaid provided that all conditions of this agreement are met.

**Requirements:** The loan proceeds will be disbursed for the building improvements when invoices for the building improvements are presented to the EDC, and will be paid within 30

days directly to the contractors up to the maximum amount of the loan/grant commitment. Companies will bring $800,000.00 in equipment and machinery to its Taylor facility at startup which will be added to the tax rolls. Companies will enter into a triple net lease agreement for HDI Plastics, Inc.'s manufacturing facility for a term of not less than ten (10) years.

**Conditions:** Taylor EDC's grant is contingent on Companies satisfying all the following conditions:

1 Shall begin the building improvements process no later than December 20, 2012.

2 HDI Plastics, Inc. shall provide Taylor EDC with a copy of an executed ten-year triple net lease of Southern Mattress Company of Texas, Inc.'s Taylor manufacturing facility.

3 HDI Plastics, Inc. shall provide Taylor EDC with a copy of its Form 941 (Employees Quarterly Tax Report) for the first quarter of 2013 establishing the company's initial employment level.

4 HDI Plastics, Inc. shall, within 12 months of signing the development agreement, create and thereafter maintain at least 50 full time jobs at its Taylor manufacturing facility. It will increase the number of full time jobs in Taylor to 70 by the end of the $24^{th}$ month following the signing of the development agreement. HDI Plastics, Inc. will maintain a minimum of 70 full time jobs throughout the remainder of the 10-year term of the development agreement.

5 HDI Plastics, Inc. employees shall be full time equivalent employees of the Taylor facility and shall be paid wages that meet Federal Guidelines for legal minimum wage.

6 *Whenever possible, Companies will endeavor to hire local (Taylor) employees.* HDI Plastics, Inc. shall post job announcements through the Texas Workforce Commission (TWC) AND will review credentials all local (Taylor based) applicants and potential workers. (The TWC *Workforce Solutions* maintains an office in Taylor.) Based on the needs of HDI Plastics, Inc., employees from this potential employee pool may be interviewed, considered, and/or hired solely at the discretion of HDI Plastics, Inc. Failure to hire anyone through the process will not violate this agreement in any way.

7 Subject to availability, competitive pricing, and any factor it deems appropriate, HDI Plastics, Inc. and Southern Mattress Company, Inc. shall, whenever possible, utilize local companies and craftsman to construct the building improvements. Companies will commit to seeking and using local trades and business whenever possible, in conjunction with what is deemed necessary and appropriate to HDI Plastics, Inc. and Southern Mattress of Texas, Inc.

8 Companies will endeavor *to* work with the East Williamson County Higher Education Center (EWCHEC), as an advisor whenever possible.

9 HDI Plastics, Inc. shall continuously maintain an active business in Taylor for a minimum of ten (10) years following the date of signing the development agreement.

10 Neither HDI Plastics, Inc. nor Southern Mattress Company of Texas, Inc. shall modify the forms of their current legal entities or merge with another entity without providing the Taylor EDC with 90 days' prior written notice. Except for Southern Mattress Company of Texas, Inc.'s potential sale to HDI Plastics, Inc. of its Taylor manufacturing facility, neither shall sell a significant portion of its company's assets, or merge with another entity. While it is anticipated that Southern Mattress Company of Texas, Inc. will file for bankruptcy in the Spring of 2013, should such relief be denied, the Taylor EDC shall be authorized to immediately terminate the agreement and demand payment of the $140,000.00 note. Additionally, if HDI Plastics, Inc. were to make an assignment of interest to creditors, become insolvent or take any action which threatens or constitutes an act of bankruptcy, Taylor EDC shall be authorized to immediately terminate the agreement and demand payment of the $140,000.00 note.

11 HDI Plastics, Inc. shall provide Taylor EDC with annual reports as hereinafter described:

**Reporting Requirements.** Each year on or before January 31, HDI Plastics, Inc. shall send to Taylor EDC a letter confirming that the minimum employee requirements have been met. Such letter shall be accompanied and supported by Form 941 (Employees Quarterly Tax Report). The required employment number for any period shall be calculated and determined by dividing the sum total of employees reported by HDI Plastics, Inc. on Form 941 (Employees Quarterly Tax Report) for the four previous quarters by the number four. The resulting quotient shall be considered to be the (average) number of individuals employed for such period.

**Clawback Provisions.** In the event HDI Plastics, Inc. and/or Southern Mattress Company of Texas, Inc. substantially fail to adhere to or comply with the terms of this agreement or substantially fail to meet the conditions thereof, the Taylor EDC may terminate their agreement and demand immediate payment of the note. At such time, HDI Plastics, Inc. and Southern Mattress Company of Texas, Inc. may be obligated to pay all principal and accrued interest then due and owing on such note. Interest may accrue from the date of the note at a rate of Prime plus three percent (Prime + 3%) which shall be the interest rate charged under this agreement and the Note from Southern Mattress Company of Texas, Inc. Interest rate on matured, unpaid amounts shall be 18% per annum.

**Liens and Security Agreements.** A $140,000.00 Note will be cosigned by HDI Plastics, Inc. and Southern Mattress Company of Texas, Inc. The note shall be secured by Second lien Deed of Trust lien upon Southern Mattress Company of Texas, Inc.'s Taylor real estate, i.e., 2.3123 acres, more or less, out of Abstract 661, out of the J. Winsett Survey, aka Lots 1-10, Block 69, 601 W. Second Street, Taylor, Williamson County, Texas, said property being more particularly described in a deed recorded in Volume 2017, Page 215, Deed Records, Williamson County, Texas; and 1.0226 acres, more or less, being Lots 1-5, Block 60, 417 W. Second Street, Taylor, Williamson County, Texas, more particularly described in a deed recorded in Volume 2301, Page 111, Deed Records, Williamson County, Texas.

**Release of Liens and Security.** Upon satisfaction of all the conditions set forth above, the referenced note shall become a cash grant and no repayment will be required. The liens on the real property. Unless terminated prior thereto, the matter of the fulfillment of the conditions of the grant will be brought before the Taylor EDC Board in the year 2023. If the Board determines that the conditions have been satisfactorily met, the Taylor EDC will issue a 1099 Miscellaneous Income Statement to HDI Plastics, Inc. evidencing the total value of the grant.

**Legal Addresses:** The address that will be used for all legal correspondence for HDI Plastics, Inc. and Southern Mattress Company of Texas, Inc. is:

HDI Plastics, Inc.
10501 Wayzata Blvd. South
Suite 102
Minnetonka, MN 55305

Southern Mattress Company of Texas, Inc.
601 W. 2nd Street
Taylor, TX 76574

HDI Plastics, Inc. and Southern Mattress of Texas, Inc. will notify Taylor EDC of any change of address.

In addition to the specific incentives listed above, the Taylor EDC staff will work with you to help obtain further assistance from the City of Taylor (e.g. fee waivers, tax rebates) and potentially other training or tax benefits from the Texas Workforce Commission and the State of Texas and Williamson County.

The Taylor EDC Board looks forward to assisting HDI Plastics, Inc. and Southern Mattress Company of Texas, Inc., in your completion of improvements to your Taylor property and we look forward to having you as a business partner in the community. Please call me if you have any questions.

Sincerely,

John Nelson
President/CEO

**AGREED:**

HDI Plastics, Inc.

Kenneth W. Brummie
_______________________________
President

Date: 12/24/2012

SSN# or Federal ID#: 45-2767375

Southern Mattress Company of Texas, Inc.

Rodney D. Fuqua
_______________________________
President

Date: 12-21-12

SSN# or Federal ID#: 72 1169 113